Exhibit 4.4

COVER POOL MONITOR AGREEMENT

BMO COVERED BOND GUARANTOR LIMITED PARTNERSHIP,

as Guarantor

- and -

BANK OF MONTREAL,

as Issuer and Cash Manager

- and -

KPMG LLP,

as Cover Pool Monitor

- and -

COMPUTERSHARE TRUST COMPANY OF CANADA,

as Bond Trustee

DATED AS OF SEPTEMBER 30, 2013

CONTENTS

ARTICLE 1 DEFINITIONS AND INTERPRETATION		2

1.1	Definitions	2
1.2	Interpretation	2
1.3	Schedule	2
1.4	Acknowledgment	2

ARTICLE 2 APPOINTMENT AND SERVICES OF THE COVER POOL MONITOR		2

2.1	Appointment and Annual Cover Pool Monitor Report	2
2.2	Certain Testing Services	3
2.3	Sampling Methodology	5
2.4	Confirming Mathematical Accuracy of Asset Coverage Test, Amortization Test and Valuation Calculation	5
2.5	Confirming Accuracy of Pre-Maturity Minimum Ratings, Reserve Fund Required Amount and Related Calculations	6
2.6	Confirming Accuracy of Latest Valuation Determinations	6
2.7	Hedging Arrangements and Use of ISDA Documentation	7
2.8	Errors	7
2.9	Reporting Non-Compliance with CMHC Guide and Other Information	7
2.10	Cover Pool Monitor Assumptions	8
2.11	Compliance with Requirements	8
2.12	No Responsibility to Update	8
2.13	Timely Performance of Tests	9
2.14	Reliance on Annual Cover Pool Monitor Report and Other Advice from the Cover Pool Monitor	9

ARTICLE 3 PROVISION OF INFORMATION TO THE COVER POOL MONITOR		9

3.1	Asset Coverage Test	9
3.2	Amortization Test	10
3.3	Valuation Calculation	10
3.4	Access to Information	11
3.5	Ratings Information	11
3.6	Reliance	11
3.7	Nominated Persons	11
3.8	Preparation of Final Annual Cover Pool Monitor Report	11
3.9	Ownership of Working Papers	12

ARTICLE 4 REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COVER POOL MONITOR		12

ARTICLE 5 TERMINATION		13

5.1	Resignation	13
5.2	Resignation Costs	13

5.3	Removal	13
5.4	Removal Costs	14
5.5	Replacement Cover Pool Monitor	14
5.6	Co-Operation	14
5.7	Other	15
5.8	Notice of Termination or Resignation	15

ARTICLE 6 FEES		15

6.1	Cover Pool Monitor Fee	15
6.2	Cover Pool Monitor Payment Date	15
6.3	Other Costs	16
6.4	Priorities of Payments	16
6.5	Payment in Error	16
6.6	Other	16

ARTICLE 7 ASSIGNMENTS AND TRANSFERS		17

7.1	Assignment	17
7.2	Assignment under Security Agreement	17
7.3	Agency, Partnership and Joint Venture	17

ARTICLE 8 CONFIDENTIALITY		17

8.1	General	17
8.2	Limitation	18

ARTICLE 9 PROVISION OF INFORMATION TO THE BOND TRUSTEE		18

9.1	Provision of Information to the Bond Trustee	18

ARTICLE 10 LIABILITY		19

10.1	General	19
10.2	Limitation of Liability	19
10.3	Claims	19
10.4	Bad Faith, Wilful Misconduct, Gross Negligence or Reckless Disregard	19
10.5	Sole Responsibility of the Cover Pool Monitor	20
10.6	Other	20

ARTICLE 11 FURTHER PROVISIONS		20

11.1	Rights	20
11.2	Invalidity, Illegality and Unenforceability	20
11.3	Insolvency of the Issuer	21

ARTICLE 12 NOTICES		21

12.1	General	21
12.2	Change in Address	22

ii

ARTICLE 13 COUNTERPARTS	22

13.1 Counterparts	22

ARTICLE 14 THE BOND TRUSTEE	22

14.1 Change of Bond Trustee	22
14.2 Limitation of Liability of Bond Trustee	22

ARTICLE 15 LIMITATION OF LIABILITY	23

15.1 Limitation of Liability	23

ARTICLE 16 AMENDMENTS, MODIFICATION, VARIATION OR WAIVER	23

16.1 Amendments, Modification, Variation or Waiver	23
16.2 Non-Petition	23

ARTICLE 17 EXCLUSION OF THIRD PARTY RIGHTS	24

17.1 Exclusion of Third Party Rights	24

ARTICLE 18 AGENCY	24

18.1 Agency	24

ARTICLE 19 CONTINUING PROVISIONS	24

19.1 Continuing Provisions	24

ARTICLE 20 ENTIRE AGREEMENT	24

20.1 Entire Agreement	24

ARTICLE 21 FURTHER ASSURANCE	24

21.1 Further Assurance	24

ARTICLE 22 GOVERNING LAW	25

22.1 Governing Law	25
22.2 Submission to Jurisdiction	25

SCHEDULE 1	CERTAIN SPECIFIED PROCEDURES

SCHEDULE 2	VALUATION CALCULATIONS

iii

THIS COVER POOL MONITOR AGREEMENT is made as of September 30, 2013

BETWEEN:

(1)	BANK OF MONTREAL, a chartered bank under the Bank Act (Canada), in its capacity as the “Issuer” and the “Cash Manager”;

(2)

BMO COVERED BOND GUARANTOR LIMITED PARTNERSHIP, a limited partnership established under the laws of the Province of Ontario, by its managing general partner, BMO COVERED BOND GP, INC., in its capacity as the “Guarantor”;

(3)

KPMG LLP, a limited liability partnership under the laws of the Province of Ontario, whose registered office is at Bay Adelaide Centre, 333 Bay Street, Suite 4600, Toronto, Ontario, M5H 2S5, in its capacity as Cover Pool Monitor; and

(4)

COMPUTERSHARE TRUST COMPANY OF CANADA, a trust company incorporated under the laws of Canada, whose registered office is at 100 University Avenue, 11th Floor, Toronto, Ontario, M5J 2Y1, in its capacity as Bond Trustee.

WHEREAS:

(A)	Under the terms of the Program, the Issuer will issue Covered Bonds from time to time on an Issue Date.

(B)	In connection with the Program, the Guarantor has agreed to guarantee payments of interest and principal under the Covered Bonds pursuant to the Covered Bonds Guarantee.

(C)

In connection therewith, the Guarantor has entered into the Cash Management Agreement with the Cash Manager of even date herewith, pursuant to which the Cash Manager has agreed to, inter alia, perform certain calculations in relation to the Asset Coverage Test, the Amortization Test and the Valuation Calculation.

(D)

The Cover Pool Monitor has agreed to be appointed by the Guarantor and the Bond Trustee to carry out various testing and notification procedures in relation to the calculations performed by the Cash Manager in relation to the Asset Coverage Test, the Amortization Test and the Valuation Calculation and in relation to certain other matters, in each case subject to and in accordance with the terms of this Agreement.

NOW THEREFORE, IT IS HEREBY AGREED that in consideration of the mutual covenants and agreements herein set forth, the parties agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1	Definitions

The Master Definitions and Construction Agreement made between the parties to the Transaction Documents on September 30, 2013 (as the same may be amended, restated and/or supplemented from time to time) (the “Master Definitions and Construction Agreement”) is expressly and specifically incorporated into this Agreement and, accordingly, the expressions defined in the Master Definitions and Construction Agreement (as so amended, restated and/or supplemented) will, except where the context otherwise requires and save where otherwise defined herein, have the same meanings in this Agreement, including the recitals hereto, and this Agreement will be construed in accordance with the interpretation provisions set out in Section 2 (Interpretation and Construction) of the Master Definitions and Construction Agreement.

1.2	Interpretation

For the purposes of this Agreement, this Agreement has the same meaning as Cover Pool Monitor Agreement in the Master Definitions and Construction Agreement.

1.3	Schedule

The Schedule attached to this Agreement will, for all purposes of this Agreement, form an integral part of it.

Schedule 1—Certain Specified Procedures

Schedule 2—Valuation Calculation

1.4	Acknowledgment

The parties hereto acknowledge that the Cash Manager is performing services for and on behalf of the Guarantor pursuant to the terms of the Cash Management Agreement and that to the extent that anything herein is referred to as being done by the Cash Manager, such reference is deemed to include a reference to such thing being done by the Guarantor (or the Cash Manager on its behalf).

ARTICLE 2

APPOINTMENT AND SERVICES OF THE COVER POOL MONITOR

2.1	Appointment and Annual Cover Pool Monitor Report

(a)

Appointment: The Issuer, the Guarantor and the Bond Trustee (according to their respective estates and interests) each hereby appoints the Cover Pool Monitor to provide the services set out in this Agreement and the Cover Pool Monitor hereby accepts such appointment on the terms and subject to the conditions of this Agreement. The Bond Trustee hereby consents to the appointment of the Cover Pool Monitor on the terms and conditions set out herein.

(b)

Annual Cover Pool Monitor Report: The Cover Pool Monitor will, subject to due receipt of the information to be provided by the Cash Manager to the Cover Pool Monitor in accordance with Article 3 (Provision of Information to the Cover Pool Monitor) below, no later than the fifth Canadian Business Day prior to the First Issue Date, and on or prior to the anniversary of the First Issue Date in each year, prepare and deliver to the Issuer, the Guarantor, the Cash Manager, CMHC and the Bond Trustee (each a “Recipient”) a report (the “Annual Cover Pool Monitor Report”), prepared in accordance with Section 9100 of the Other Canadian Standards issued by the Canadian Institute of Chartered Accountants:

(i)	detailing the scope of work undertaken and the specified procedures as described in Sections 2.2, 2.4, 2.5 and 2.6 (collectively, the “Specified Procedures”);

(ii)	confirming the matters set out in Section 2.3; and

(iii)	detailing the results of the Specified Procedures.

(c)	The first issuance of Covered Bonds shall not proceed until CMHC has approved and accepted the initial Annual Cover Pool Monitor Report.

(d)

Each Annual Cover Pool Monitor Report must be dated (or current to a date not later than) the anniversary of the First Issue Date, but may be issued or delivered to the Issuer, the Guarantor, the Cash Manager, CMHC and the Bond Trustee at any time within 90 days of its date or currency.

2.2	Certain Testing Services

(a)

Test Period: In connection with each Annual Cover Pool Monitor Report, the Cover Pool Monitor will randomly select one Investor Report (such Investor Report, the “Selected Investor Report”) from the Investor Reports prepared since the date of its last report (or, in the case of the Annual Cover Pool Monitor Report delivered in connection with the First Issue Date, the Selected Investor Report prepared in relation to such issuance, which may be prepared on a pro forma basis in accordance with Section 5.5.1 of the CMHC Guide).

(b)

Loan Sample: From the system records, extraction files and original asset documents, including the Issuer’s and Servicer’s mortgage files in respect of the Covered Bond Portfolio (collectively, the “Source Materials”), the Cover Pool Monitor will select a sample of Loans and a sample of Substitution Assets (the “Sample”) from the then current Covered Bond Portfolio, which Sample must be of a size sufficient to provide a 95% confidence level, with a tolerable deviation rate of 5% (an “Industry Standard Sampling Size”).

(c)	Procedures:

(i)	In respect of each Selected Investor Report, the Cover Pool Monitor will:

A.

agree the mortgage information disclosed in the Selected Investor Report with the Source Materials, and verify non-mortgage information disclosed in the Selected Investor Report by inspection of the Issuer’s accounting records or other appropriate data made available to the Cover Pool Monitor by the Issuer;

B.

perform the specified procedures set forth in Schedule 1 hereto with respect to the Loans contained in the Sample with reference to the Source Materials by inspection of the data elements identified in Schedule 1 under the heading “Category”; and

(ii)

with reference to the Source Materials, the Cover Pool Monitor will (A) agree that the assets in the Sample meet the criteria specified in Sections 4.1.1, 4.1.2 and 4.1.3 of the CMHC Guide, and (B) perform the specified procedures set forth in Schedule 1 hereto with respect to the Substitution Assets in the Sample by inspection of the data elements identified in Schedule 1 under the heading “Category”.

(d)

Materials delivered to Custodian: Using the Sample, the Cover Pool Monitor will agree the Custodial Information provided to the Custodian by the Seller pursuant to the Mortgage Sale Agreement with respect to the Loans contained in the Sample.

(e)	Deficiency Reporting: Using the Sample, the Cover Pool Monitor will inspect the Source Materials and report any Loans where:

(i)	at the time of transfer to the Guarantor, one or more payments of principal or interest payable thereunder were in arrears;

(ii)	at the time of transfer to the Guarantor, one or more payments of principal or interest (or blended payment(s) of principal and interest) had not been made in accordance with the terms of the Loan;

(iii)	there is no evidence that the mortgage or hypothecary instrument charging the Property securing such Loan represents a first priority perfected security interest; or

(iv)

there is evidence of any Loans advanced under the same mortgage or other hypothecary instrument having been insured by CMHC, Canada Guaranty Mortgage Insurance Company, the Genworth Financial Mortgage Insurance Company of Canada, the PMI Mortgage Insurance Company Canada, any other private mortgage insurer recognized by CMHC for purposes hereof or otherwise identified in the Protection of Residential Mortgage or Hypothecary Insurance Act (Canada), or any successor to any of them.

2.3	Sampling Methodology

The Cover Pool Monitor will confirm the sampling methodology used in connection with the matters set out in Section 2.2, including a description of the Sample and populations used, in each case, accords with the Industry Standard Sampling Size.

2.4	Confirming Mathematical Accuracy of Asset Coverage Test, Amortization Test and Valuation Calculation

Using the Selected Investor Report (provided that, for the purposes of any Recalculation Procedures, “Selected Investor Report” as used in this Section 2.4 shall include any Investor Report required to be tested in accordance with Section 2.8), the Cover Pool Monitor shall do the following and report the findings thereof:

(a)	recalculate the results of the Asset Coverage and/or Amortization Test disclosed in the Selected Investor Report; and

(b)	in connection with the Valuation Calculation disclosed in the Selected Investor Report:

(i)	recalculate such Valuation Calculation;

(ii)

enquire of the Cash Manager as to the following whether, in calculating the Present Value for purposes of the Valuation Calculation disclosed in the Selected Investor Report, expected future cash flows are discounted using (A) the publicly posted mortgage rates or (B) the current market interest rates for mortgage loans with credit risks similar to those of the Performing Eligible Loans;

(iii)

where the responses to Section 2.4(b)(ii) is (B), enquire of the Cash Manager whether the same discounting methodology has been used as that used as part of the fair value disclosure in the Issuer’s audited financial statements for the related period;

(iv)

enquire of the Cash Manager as to the determination of the Trading Values of (i) all Substitution Assets, (ii) assets pledged or otherwise transferred to the Guarantor as collateral for the obligations of the Swap Provider under or pursuant to the Interest Rate Swap Agreement or a Covered Bond Swap Agreement, and (iii) the Covered Bond liabilities, in each case as used in such Valuation Calculation; and

(v)	agree the Valuation Calculation to the requirements set forth in Schedule 2 and Section 4.6 of the CMHC Guide.

2.5	Confirming Accuracy of Pre-Maturity Minimum Ratings, Reserve Fund Required Amount and Related Calculations

Using the Selected Investor Report (provided that, for the purposes of any Recalculation Procedures, “Selected Investor Report” as used in this Section 2.5 shall include any Investor Report required to be tested in accordance with Section 2.8) and the ratings of the Issuer received from the Cash Manager in accordance with Section 3.5, the Cover Pool Monitor will do the following and report the findings thereof:

(a)	determine whether the Issuer no longer maintains all of the Pre-Maturity Minimum Ratings;

(b)

following the determination that the Issuer no longer maintains all of the Pre-Maturity Minimum Ratings, if one or more Series of Hard Bullet Covered Bonds are outstanding: (i) obtain a schedule from the Issuer computing the amount, if any, required to be credited to the Pre-Maturity Liquidity Ledger with respect to each applicable Calculation Date, (ii) perform recalculation procedures on the information contained in such schedule, and (iii) enquire of the Issuer as to whether the amount credited to the Pre-Maturity Liquidity Ledger on such Calculation Date is sufficient to comply with the requirements in respect thereof;

(c)

determine whether, based on the Reserve Fund Required Amount Ratings, the Reserve Fund Required Amount is greater than nil, and, if greater than nil, (i) obtain from the Issuer a schedule computing the Reserve Fund Required Amount with respect to each applicable Calculation Date, (ii) perform recalculation procedures on the information contained in such schedule, and (iii) enquire of the Issuer as to whether the amount credited to the Reserve Ledger on such Calculation Date is equal to the Reserve Fund Required Amount.

2.6	Confirming Accuracy of Latest Valuation Determinations

(a)

The Cover Pool Monitor shall obtain a schedule of the Latest Valuation for each Eligible Loan in respect of the last day of the Calculation Period to which the Selected Investor Report relates (or, in the case of the Annual Cover Pool Monitor Report to be delivered no later than five Canadian Business Days prior to the First Issue Date, the Selected Investor Report must be for a Calculation Period ending not more than 45 days prior to the date of the Annual Cover Pool Monitor Report).

(b)	Using the Sample (or another sample of Loans that is of an Industry Standard Sampling Size), inspect that, for each Loan in the relevant sample:

(i)

on or before July 1, 2014, the Latest Valuation has been determined by either (i) adjusting the original value given to the related Property, at least quarterly, to account for subsequent price developments, or (ii) by reference to the original value given to the related Property; and

(ii)	after July 1, 2014, the Latest Valuation has been determined by adjusting the original value given to the related Property, at least quarterly, to account for subsequent price developments.

2.7	Hedging Arrangements and Use of ISDA Documentation

The Covered Pool Monitor will, for each offering of a series or tranche of Covered Bonds, enquire of the Guarantor whether (i) at the time of issuance, the Guarantor entered into one or more contracts the purpose or effect of which was to mitigate its risk of financial loss or exposure from fluctuations in interest rates or currency exchange rates affecting, or which may come to affect, its obligations to make one or more payments, and (ii) the Interest Rate Swap Agreement or the Covered Bond Swap Agreement has been documented using ISDA documentation, and, in each case, report the findings of such enquiries to the Issuer, Guarantor, the Bond Trustee and CMHC in writing.

2.8	Errors

(a)

If the arithmetic tests conducted by the Cover Pool Monitor in accordance with Section 2.4 or Section 2.5 (the “Recalculation Procedures”), as applicable, reveal arithmetic errors in the relevant calculations performed by the Cash Manager, the Cover Pool Monitor shall perform the Recalculation Procedures in relation to the Investor Reports in respect of the Program (i) for the last Calculation Period of each calendar quarter of the preceding year, (ii) for each Calculation Period of the next succeeding year until such Recalculation Procedures demonstrate no arithmetical error for three consecutive Calculation Periods, and (iii) thereafter, for the last Calculation Period of each remaining calendar quarter in the next succeeding year.

(b)

For every Calculation Period in respect of which the Cover Pool Monitor performs the Recalculation Procedures in accordance with Section 2.8(a), the Cover Pool Monitor shall promptly prepare and deliver to the Issuer, the Guarantor, the Bond Trustee and CMHC a report detailing the results of such Recalculation Procedures, including the factual results of the Recalculation Procedures applied and any errors found in performing the Recalculation Procedures.

2.9	Reporting Non-Compliance with CMHC Guide and Other Information

(a)

The Cover Pool Monitor will advise the Issuer, Guarantor, CMHC and the Bond Trustee in writing (a “Non-Compliance Notice”) as soon as practicable after it has become aware or reasonably believes (as a consequence of, or in the course of, the performance of its obligations under this Agreement) that: (i) the Issuer, the Guarantor and/or the Program are non-compliant with the requirements of Section 1.4.6, Section 3.6.8(a) and (b), Section 3.6.9(i), and Section 3.6.17 of the CMHC Guide; (ii) the Issuer has failed to provide (or cause to be provided) to the Cover Pool Monitor all books, records, accounts, information and explanations to which it is entitled pursuant to Section 7.4 of the CMHC Guide; (iii) there exists a discrepancy or inconsistency in the books, records, accounts, information and/or explanations provided by the Issuer to the Cover Pool Monitor; or (iv) the Issuer has otherwise failed to comply with its obligations under Chapter 7 of the CMHC Guide.

(b)

Upon receiving a Non-Compliance Notice, CMHC will have the right to request such additional information and explanation concerning the matters reported therein as may be reasonably necessary for CMHC to verify that the Issuer, the Guarantor and/or the Program are in compliance with the items identified in Section 2.9(a). If so requested, the Cover Pool Monitor will report to the Issuer, Guarantor, CMHC and the Bond Trustee on such matters and at such times and intervals, as CMHC may reasonably request, if necessary for CMHC to verify that the Issuer, the Guarantor and/or the Program are in compliance with the items identified in Section 2.9(a).

2.10	Cover Pool Monitor Assumptions

Other than in relation to the testing by the Cover Pool Monitor of the arithmetic accuracy of the calculations performed by the Cash Manager in accordance with the provisions of this Agreement, the Cover Pool Monitor is entitled, in the absence of manifest error, to assume that all information provided to the Cover Pool Monitor in accordance with Article 3 (Provision of Information to the Cover Pool Monitor) is true, correct, complete and not misleading and is not required to conduct an audit or otherwise take steps to verify the accuracy or completeness of any such information. Furthermore, the Cover Pool Monitor will not be required to confirm whether the information provided to it by the Cash Manager (i) has been accurately extracted from the sources identified therein or agrees with any underlying accounting or other information, or (ii) is presented in compliance with any relevant accounting or other definitions as to its elements and composition.

2.11	Compliance with Requirements

Nothing in this Agreement precludes the Cover Pool Monitor from taking such steps as are necessary in order to comply with any legal or regulatory requirement or any professional or ethical rules of any relevant professional body of which the Cover Pool Monitor or any of its partners or employees is, at the time, a member.

2.12	No Responsibility to Update

The Cover Pool Monitor has no responsibility to update any Annual Cover Pool Monitor Report or advice for events occurring after its completion (which, unless provided otherwise in this Agreement, will be the date on which such Annual Cover Pool Monitor Report is delivered or signed), nor to monitor its continuing relevance or suitability for the purposes of the Guarantor, the Cash Manager, the Issuer or the Bond Trustee.

2.13	Timely Performance of Tests

The Cover Pool Monitor will perform the tests required under this Agreement by no later than ten (10) Canadian Business Days following the receipt of the relevant information from the Cash Manager.

2.14	Reliance on Annual Cover Pool Monitor Report and Other Advice from the Cover Pool Monitor

Each Annual Cover Pool Monitor Report and any advice the Cover Pool Monitor provides to the Recipients in connection with this Agreement are for the exclusive use of the Recipients (except as provided in the CMHC Guide) in the context of the Program and is provided subject to and in accordance with the terms of this Agreement and the CMHC Guide. Each Annual Cover Pool Monitor Report and such advice should not be used for any other purpose, recited or referred to in any document, copied or made available (in whole or in part) to any person other than the parties to this Agreement or CMHC, without the Cover Pool Monitor’s prior written express consent, except as provided in the CMHC Guide. The Recipients which are party to this Agreement acknowledge that were they to do so (and without limitation) this could expose the Cover Pool Monitor to a risk that a third party who otherwise would not have access to any such Annual Cover Pool Monitor Reports or advice might claim to have relied upon such Annual Cover Pool Monitor Report or advice to its detriment and might bring or threaten to bring an action, claim or proceedings against the Cover Pool Monitor. Save as expressly provided by this Agreement or the CMHC Guide, no person other than the Recipients may rely on any Annual Cover Pool Monitor Report, or any advice and/or information derived from it. The Cover Pool Monitor has no responsibility or liability to any other party (including, without limitation, any Dealer or Rating Agency) who is shown or gains access to any Annual Cover Pool Monitor Report or advice.

ARTICLE 3

PROVISION OF INFORMATION TO THE COVER POOL MONITOR

3.1	Asset Coverage Test

In accordance with Section 3.4 (Compliance with the Asset Coverage Test, the Amortization Test, the Pre-Maturity Test and the Valuation Calculation) of the Cash Management Agreement, the Cash Manager will provide the Cover Pool Monitor with:

(a)

the figures used by the Cash Manager for items A, B, C, D, E and F described in Schedule 2 (Asset Coverage Test) of the Guarantor Agreement in its calculation of the ACT Asset Value and ACT Liability Value on the relevant Calculation Date;

(b)

the constituent figures used in the calculations of items A and F described in Schedule 2 (Asset Coverage Test) of the Guarantor Agreement in order to test the arithmetical accuracy of the figures used by the Cash Manager for items A and D provided in accordance with Section 3.1(a) above; and

(c)	the Canadian Dollar Equivalent of the aggregate Principal Amount Outstanding of the Covered Bonds as calculated by the Cash Manager on the relevant Calculation Date.

3.2	Amortization Test

In accordance with Section 3.4 (Compliance with the Asset Coverage Test, the Amortization Test, the Pre-Maturity Test and the Valuation Calculation) of the Cash Management Agreement, the Cash Manager will provide the Cover Pool Monitor with:

(a)

the figures used by the Cash Manager for items A, B, C and D described in Schedule 3 (Amortization Test) of the Guarantor Agreement in its calculation of the Amortization Asset Value and Amortization Liability Value on the relevant Calculation Date;

(b)

the constituent figures used in the calculation of items A and D described in Schedule 3 (Amortization Test) of the Guarantor Agreement in order to test the arithmetical accuracy of the figures used by the Cash Manager for items A and Z provided in accordance with Section 3.2(a) above; and

(c)	the Canadian Dollar Equivalent of the aggregate Principal Amount Outstanding of the Covered Bonds as calculated by the Cash Manager on the relevant Calculation Date.

3.3	Valuation Calculation

In accordance with Section 3.4 (Compliance with the Asset Coverage Test, the Amortization Test, the Pre-Maturity Test and the Valuation Calculation) of the Cash Management Agreement, the Cash Manager will provide the Cover Pool Monitor with:

(a)

the figures used by the Cash Manager for items A, B, C, D, E and F described in Schedule 10 (Valuation Calculation) of the Guarantor Agreement in its calculation of the Asset Value on the relevant Calculation Date;

(b)

the constituent figures used in the calculation of items A and F described in Schedule 10 (Valuation Calculation) of the Guarantor Agreement in order to test the arithmetical accuracy of the figures used by the Cash Manager for items A and F provided in accordance with 3.3(a) above; and

(c)	the Trading Value of the aggregate Principal Amount Outstanding of the Covered Bonds as calculated by the Cash Manager on the relevant Calculation Date.

3.4	Access to Information

To the extent not already provided, the Issuer shall, immediately upon the reasonable request of the Cover Pool Monitor, for purposes of performing its responsibilities in relation to the Program:

(a)	make available to the Cover Pool Monitor, and afford it reasonable access to, any books, records or accounts of the Issuer that relate to the Program;

(b)

require any officer or employee of the Issuer or any of its Affiliates to provide to the Cover Pool Monitor such information, explanations and representations as the Cover Pool Monitor reasonably considers necessary in the performance of its responsibilities; and

(c)

cause the Guarantor, any servicer of the Loans, any Swap Provider, the Cash Manager, the Account Bank (or other financial institution at which an account may be maintained), the Managing GP, the GDA Provider, Corporate Services Provider and the Custodian to provide to the Cover Pool Monitor such information as may be in their possession and the Cover Pool Monitor reasonably considers necessary in the performance of its responsibilities.

3.5	Ratings Information

In accordance with Section 3.4 (Compliance with the Asset Coverage Test, the Amortization Test, the Pre-Maturity Test and the Valuation Calculation) of the Cash Management Agreement, the Cash Manager will provide the Cover Pool Monitor with the ratings assigned to the short-term and long-term unsecured, unsubordinated and unguaranteed debt obligations, or issuer default ratings, of the Issuer by each of the Rating Agencies.

3.6	Reliance

The Cover Pool Monitor may rely on any instructions, request or representation made, notices given or information supplied, whether orally or in writing, by any person known or reasonably believed by the Cover Pool Monitor to be authorized from time to time by the Guarantor and/or the Cash Manager in connection with the provision by the Guarantor and/or the Cash Manager of information pursuant to the terms of this Agreement.

3.7	Nominated Persons

For the avoidance of doubt, any notice to be given to the Cover Pool Monitor, will be sent to those persons nominated by the Cover Pool Monitor from time to time (the “Nominated Persons” and each a “Nominated Person”) and the Cover Pool Monitor will not be deemed to have any knowledge of any notice sent to a person other than a Nominated Person, provided that a person will continue to be a Nominated Person until such time as the Cover Pool Monitor has sent notice to the Bond Trustee and the Guarantor (or the Cash Manager on its behalf) that any such Nominated Person has ceased to be a Nominated Person for the purpose of this Agreement. Furthermore, a Nominated Person will not be required, expected or deemed to have knowledge of any information known to any person not being a Nominated Person and is not required to obtain such information from any such other person.

3.8	Preparation of Final Annual Cover Pool Monitor Report

In the preparation of the final form of any Annual Cover Pool Monitor Report, the Cover Pool Monitor may comment or provide advice to the Guarantor, the Cash Manager, the Issuer or the Bond Trustee on information provided to it by the Cash Manager or show the Guarantor, the Cash Manager, the Issuer or the Bond Trustee drafts of such Annual Cover Pool Monitor Report for comment. The Cover Pool Monitor does this on the basis that the Guarantor, the Cash Manager, the Issuer or the Bond Trustee will not rely on any drafts or oral comments or advice. Accordingly, the Cover Pool Monitor will not be responsible if the Guarantor, the Cash Manager, the Issuer or the Bond Trustee choose to act, or refrain from acting, on the basis of any drafts or oral comments or advice. If the Guarantor, the Cash Manager, the Issuer or the Bond Trustee want to rely or want to act on oral comments, they will inform the Cover Pool Monitor in order that it may deal with them in its final Annual Cover Pool Monitor Report. Furthermore, for the convenience of the Guarantor, the Cash Manager, the Issuer or the Bond Trustee, the Annual Cover Pool Monitor Reports, or any advice, may be made available to the Guarantor, the Cash Manager, the Issuer or the Bond Trustee in draft or in electronic as well as hard copy format. Multiple copies and versions of documents may therefore exist in different media. In the case of any discrepancy, the signed hard copy of the final Annual Cover Pool Monitor Report is definitive.

3.9	Ownership of Working Papers

The Cover Pool Monitor will own and retain ownership of its working papers in respect of Annual Cover Pool Monitor Reports and any advice. Any papers retained by the Cover Pool Monitor on termination of this Agreement (including documents legally belonging to the Guarantor, the Cash Manager, the Issuer or the Bond Trustee) may, unless requested to be returned to the Guarantor, the Cash Manager, the Issuer or the Bond Trustee or any one of them in the case of documents legally belonging to the Guarantor, the Cash Manager, the Issuer or the Bond Trustee, routinely be destroyed in accordance with the Cover Pool Monitor’s internal policies.

ARTICLE 4

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COVER POOL

MONITOR

The Cover Pool Monitor hereby represents, warrants and covenants to the Issuer, Guarantor, the Bond Trustee and the Cash Manager as of the date of this Agreement, and for so long as it remains a party to this Agreement, that:

(a)

it possesses the necessary experience, qualifications, facilities and other resources to perform its responsibilities in relation to its duties and obligations hereunder and the other Transaction Documents to which it is a party;

(b)

it is and will continue to be in regulatory good standing and in material compliance with and under all Laws applicable to its duties and obligations hereunder and the other Transaction Documents to which it is a party;

(c)

it is and will continue to be in material compliance with its internal policies and procedures (including risk management policies) relevant to its duties and obligations hereunder and the other Transaction Documents to which it is a party;

(d)	it is and will continue to be a firm or company engaged in the practice of accounting that is qualified to be an auditor of the Issuer under both the Bank Act (Canada) and Canadian auditing standards;

(e)	it will exercise reasonable skill and care in the performance of its obligations hereunder and the other Transaction Documents to which it is a party;

(f)

it will comply with the CMHC Guide and all material legal and regulatory requirements applicable to the conduct of its business so that it can lawfully attend to the performance of its obligations hereunder and the other Transaction Documents to which it is a party; and

(g)	it will comply with all Transaction Documents to which it is a party.

ARTICLE 5

TERMINATION

5.1	Resignation

The Cover Pool Monitor may, at any time, resign from its appointment under this Agreement upon providing the Guarantor (or the Cash Manager on its behalf) and the Bond Trustee with 60 days’ prior written notice. The Cover Pool Monitor may resign from its appointment immediately on written notice if any action taken by the Recipients causes a professional conflict of interest for the Cover Pool Monitor under the rules of the professional and/or regulatory bodies regulating the activities of the Cover Pool Monitor. The Cover Pool Monitor will inform the Recipients as soon as reasonably practicable of any action of which the Cover Pool Monitor is aware that may cause a professional conflict of interest for the Cover Pool Monitor which could result in resignation under this Clause 5.1.

5.2	Resignation Costs

Any costs, charges, fees or expenses incurred by the Cover Pool Monitor as a result of its resignation under Section 5.1 (Resignation) above will be payable in full by the Cover Pool Monitor and will not be liable for reimbursement by the Guarantor save that the Cover Pool Monitor will remain entitled to payment for any costs, charges, fees or expenses payable to the Cover Pool Monitor in accordance with this Agreement incurred or accruing prior to such resignation.

5.3	Removal

The Guarantor may, at any time, but subject to the prior written consent of the Bond Trustee, terminate the appointment of the Cover Pool Monitor hereunder upon providing the Cover Pool Monitor with at least 60 days’ prior written notice, provided that the consent of the Bond Trustee or such notice period shall not be required for the Guarantor to terminate the appointment of the Cover Pool Monitor in the event that the Cover Pool Monitor defaults in the performance or observance of any of its covenants, or breaches any of its representations and warranties made, under Article 4, and provided further subject to Section 5.5 (Replacement Cover Pool Monitor) below, such termination may not be effected unless and until a replacement approved by the Bond Trustee has been found by the Guarantor (such approval to be given by the Bond Trustee if the replacement is an accountancy firm of national standing in Canada) which meets the requirements for a cover pool monitor in the CMHC Guide and agrees to perform the duties (or substantially similar duties) of the Cover Pool Monitor set out in this Agreement.

5.4	Removal Costs

Any costs, charges, fees or expenses incurred by the Cover Pool Monitor as a result of its appointment being terminated under Section 5.3 (Removal) above (together with the Cover Pool Monitor’s rights under Article 6 (Fees) in relation to funds owing to the Cover Pool Monitor for the period up to and including the date of the termination of the Cover Pool Monitor’s appointment becoming effective) will be payable in full by the Guarantor, unless the Cover Pool Monitor has been terminated as a result of a breach of its duties or obligations hereunder.

5.5	Replacement Cover Pool Monitor

Following any receipt of any notice of resignation by the Cover Pool Monitor in accordance with Section 5.1 (Resignation) above, the Guarantor will immediately use all commercially reasonable endeavours to appoint a substitute Cover Pool Monitor to provide the services set out in this Agreement, provided that:

(a)	the appointment of such substitute Cover Pool Monitor is approved by the Bond Trustee, acting reasonably; and

(b)

the substitute Cover Pool Monitor meets the requirements for a cover pool monitor in the CMHC Guide and enters into an agreement substantially on the same terms as the terms of this Agreement (or on such terms as are satisfactory to the Bond Trustee, acting reasonably).

If a substitute Cover Pool Monitor is not appointed within 60 days of the giving of notice of resignation or termination or by the date which is 30 days prior to the date when tests are to be carried out in accordance with the terms of this Agreement, then the Guarantor will use all commercially reasonable endeavours to appoint an accountancy firm of national standing in Canada which meets the requirements for a cover pool monitor in the CMHC Guide to carry out the duties of the Cover Pool Monitor set out in the Cover Pool Monitor Agreement on a one-off basis, provided that such appointment is approved by the Bond Trustee, acting reasonably. The Bond Trustee will not be obliged to act as Cover Pool Monitor in any circumstances.

5.6	Co-Operation

The Cover Pool Monitor agrees that, if a replacement is found in accordance with the provisions of Section 5.1 (Resignation) or Section 5.3 (Removal) above, or a temporary arrangement is instituted pursuant to Section 5.5 (Replacement Cover Pool Monitor) above, the Cover Pool Monitor will provide all reasonable co-operation to the replacement and will provide access to such replacement all records, papers, files and computer data which it has received pursuant to this Agreement since the most recent Calculation Date in respect of which the Cover Pool Monitor was obliged, in accordance with Article 2 (Services of the Cover Pool Monitor)

above, to conduct arithmetic tests of the calculations performed by the Cash Manager on such Calculation Date. The Cover Pool Monitor will retain all of its intellectual property rights in relation to any reports provided by it under this Agreement.

5.7	Other

The Cover Pool Monitor’s appointment under this Agreement will terminate upon the earlier of the occurrence of (i) a Guarantor Event of Default and service of a Guarantor Acceleration Notice, or (ii) the repayment in full of all amounts outstanding in relation to all Covered Bonds.

5.8	Notice of Termination or Resignation

Upon any termination or resignation of the Cover Pool Monitor hereunder, the Guarantor shall provide notice to CMHC of such termination or resignation and of the Cover Pool Monitor’s replacement contemporaneously with the earlier of (i) notice of such termination or resignation and replacement to a Rating Agency, (ii) notice of such termination or resignation and replacement being provided to or otherwise made available to Covered Bondholders, and (iii) five (5) Canadian Business Days following such termination or resignation and replacement (unless the replacement Cover Pool Monitor has yet to be identified at that time, in which case notice of the replacement Cover Pool Monitor may be provided no later than ten (10) Canadian Business Days thereafter). Any such notice shall include (if known) the reasons for the termination or resignation of the Cover Pool Monitor, all information relating to the replacement Cover Pool Monitor required by the CMHC Guide and the new agreement or revised and amended copy of this Agreement to be entered into with the replacement Cover Pool Monitor.

ARTICLE 6

FEES

6.1	Cover Pool Monitor Fee

The Guarantor will (subject to Sections 6.2 (Cover Pool Monitor Payment Date) and 6.3 (Other Costs) below) pay to the Cover Pool Monitor for its services hereunder a fee per report that it provides (the “Cover Pool Monitor Fee”) in such amount as may be agreed to between the Guarantor and Cover Pool Monitor from time to time. The Cover Pool Monitor Fee will be payable on a Guarantor Payment Date in accordance with Section 6.2 (Cover Pool Monitor Payment Date) below.

6.2	Cover Pool Monitor Payment Date

The parties hereto agree that the Cover Pool Monitor Fee will be payable by the Guarantor (or the Cash Manager on its behalf) following delivery by the Cover Pool Monitor of an Annual Cover Pool Monitor Report on the Guarantor Payment Date immediately following the Calculation Period in which such duly completed invoice addressed to the Guarantor is delivered to the Guarantor (or the Cash Manager on its behalf), and the Issuer (the “Cover Pool Monitor Payment Date”), provided that such duly completed invoice is delivered, at least 35 days prior to the relevant Cover Pool Monitor Payment Date. In the event that the Guarantor, the Cash Manager or the Issuer fails to receive a duly completed invoice at least 35 days prior to the relevant Cover Pool Monitor Payment Date, the Cover Pool Monitor Fee will become due and payable on the next Guarantor Payment Date falling not less than 35 days after receipt by the Guarantor, the Cash Manager and the Issuer of a duly completed invoice.

6.3	Other Costs

For the avoidance of doubt, other than as specified herein, the Bond Trustee will not be responsible for payment of fees, costs and expenses due to or incurred by the Cover Pool Monitor pursuant to its appointment and performance of its duties hereunder.

6.4	Priorities of Payments

The Cover Pool Monitor agrees to be bound by the terms of the Priorities of Payments set out in the Guarantor Agreement and the Security Agreement. The Cover Pool Monitor further agrees that, notwithstanding any other provision contained herein, it will not demand or receive payment of, or any distribution in respect of or on account of, any amounts payable by the Guarantor (or the Cash Manager on its behalf) or the Bond Trustee, as applicable, to the Cover Pool Monitor under this Agreement, in cash or in kind, and will not apply any money or assets in discharge of any such amounts payable to it (whether by set off or by any other method), unless all amounts then due and payable by the Guarantor to all other creditors ranking higher in the relevant Priorities of Payments have been paid in full. The Cover Pool Monitor agrees (subject to the Security granted pursuant to the Security Agreement) that it will have recourse only to sums paid to or received by (or on behalf of) the Guarantor from time to time.

6.5	Payment in Error

Without prejudice to Section 6.4 (Priorities of Payments) above, whether in the liquidation of the Guarantor or of any other party to the Transaction Documents or otherwise, if any payment or distribution (or the proceeds of any enforcement of any security) is received by the Cover Pool Monitor in respect of any amount payable by the Guarantor (or the Cash Manager on its behalf) or the Bond Trustee, as applicable, to the Cover Pool Monitor under this Agreement at a time when, by virtue of the provisions of this Agreement and the Cash Management Agreement and the Security Agreement no payment or distribution should have been made, the amount so received will be held by the Cover Pool Monitor in trust for the entity from which such payment was received and will be returned to such entity forthwith upon receipt (whereupon the relevant payment or distribution will be deemed not to have been made or received).

6.6	Other

None of the Guarantor, the Cash Manager or the Bond Trustee will pay or repay, or make any distribution in respect of, any amount owing to the Cover Pool Monitor under this Agreement (in cash or in kind) unless and until all amounts then due and payable by the Guarantor or the Bond Trustee to all other creditors ranking higher in the applicable Priorities of Payments have been paid in full.

ARTICLE 7

ASSIGNMENTS AND TRANSFERS

7.1	Assignment

Subject always to the provisions of Section 7.2 herein, no party hereto will be entitled to assign all or any part of its rights or obligations hereunder to any other party without the prior written consent of each of the other parties hereto (which will not, if requested, be unreasonably withheld or delayed or made subject to unreasonable conditions) save that the Guarantor will be entitled to assign whether by way of security or otherwise all or any of its rights under this Agreement and all or any of its interest in the Loans and their Related Security without such consent to the Bond Trustee pursuant to the Security Agreement and the Bond Trustee may at its sole discretion assign all or any of its rights under or in respect of this Agreement and all or any of its interest in the Loans and their Related Security without such consent in exercise of its rights under the Security Agreement. If any party assigns any of its obligations under this Agreement as permitted by this Agreement, such party will provide at least 10 Canadian Business Days’ prior written notice of such assignment to DBRS.

7.2	Assignment under Security Agreement

The parties hereto, other than the Bond Trustee and the Guarantor, acknowledge that on the assignment pursuant to the Security Agreement by the Guarantor to the Bond Trustee of the Guarantor’s rights under this Agreement, the Bond Trustee may enforce such rights in the Bond Trustee’s own name without joining the Guarantor in any such action (which right such parties hereby waive) and such parties hereby waive as against the Bond Trustee any rights or equities in its favour arising from any course of dealing between one or more of such parties and the Guarantor.

7.3	Agency, Partnership and Joint Venture

Save as set out in Article 18 (Agency), this Agreement does not make any of the parties an agent or legal representative of any of the other parties, nor does it create a partnership or joint venture.

ARTICLE 8

CONFIDENTIALITY

8.1	General

The Cover Pool Monitor agrees to keep confidential all information of any kind whatsoever provided to it in its capacity as Cover Pool Monitor hereunder save for:

(a)

information which it is expressly authorized to provide to the Guarantor, the Rating Agencies, the Cash Manager, the Bond Trustee or any other party under the terms of this Agreement or any of the other Transaction Documents;

(b)	information which is public knowledge otherwise than as a result of the wrongful conduct of the Cover Pool Monitor;

(c)

information that the Cover Pool Monitor is required to disclose pursuant to any laws or order of any court or pursuant to any direction, request or requirement (whether or not having the force of law) of any governmental or other regulatory or taxation authority in Canada (including, without limitation, any official bank examiners or regulators), or any stock exchange on which securities issued by the Issuer are listed;

(d)	information which the Cover Pool Monitor wishes to disclose to its professional indemnity insurers or advisers where such insurers or advisers receive the same under a duty of confidentiality;

(e)

information which the Cover Pool Monitor is required to disclose to the relevant authorities on a public interest disclosure basis or in order to comply with its statutory obligations relating to money laundering and the proceeds of crime;

(f)	information disclosed to professional advisers of the Cover Pool Monitor who receive the same under a duty of confidentiality in substantially the same terms as this Article 8; and

(g)	information disclosed with the prior written consent of the Guarantor, the Cash Manager and the Bond Trustee.

8.2	Limitation

The parties agree that the Cover Pool Monitor and each Nominated Person will not be required to disclose to any other party any information which is confidential to any other client of the Cover Pool Monitor and any information received by the Cover Pool Monitor or any Nominated Person other than by reason of, or in their capacity as, Cover Pool Monitor or Nominated Person (as applicable) pursuant to the terms of this Agreement.

8.3	Disclosure Required by Law, CMHC Guide, etc.

Notwithstanding any other provision in this Agreement to the contrary, nothing in this Agreement will prevent a recipient of information provided by another party to this Agreement to disclose such information to the extent the recipient is required to disclose the same pursuant to and in accordance with (i) any law or order of any court of competent jurisdiction, (ii) any direction, request or requirement (whether or not having the force of law) of any central bank or any governmental or other authority (including, without limitation, any official bank examiners or regulators), or (iii) the CMHC Guide and the Covered Bond Legislative Framework.

ARTICLE 9

PROVISION OF INFORMATION TO THE BOND TRUSTEE

9.1	Provision of Information to the Bond Trustee

The Cash Manager, solely in its capacity as cash manager, the Guarantor and the Cover Pool Monitor will each provide to the Bond Trustee, or procure the provision to the Bond Trustee of, such information and evidence available to that party in respect of any dealing between that relevant party or its officers, employees, attorneys or agents and the Cash Manager, solely in its capacity as cash manager, the Guarantor and the Cover Pool Monitor (as applicable) under or in relation to this Agreement as the Bond Trustee may reasonably request and the Cash Manager, solely in its capacity as cash manager, the Guarantor and the Cover Pool Monitor hereby waive any right or duty of confidentiality which they may have or which may be owed to them in respect of the disclosure of such information and evidence pursuant to this Article 9 (Provision of Information to the Bond Trustee).

ARTICLE 10

LIABILITY

10.1	General

To the fullest extent permitted by law, the Cover Pool Monitor will not have liability hereunder to the extent that liability would (but for this Section 10.1) be imposed upon the Cover Pool Monitor by reason of it having relied upon any statement or information made or provided by any Person (including information provided in accordance with Article 3 (Provision of Information to the Cover Pool Monitor) above) which was untrue, inaccurate, incomplete or misleading without the Cover Pool Monitor having been aware of this other than the arithmetical accuracy of the calculations performed by the Cash Manager in respect of the Asset Coverage Test, the Amortization Test and the Valuation Calculation which the Cover Pool Monitor has been appointed to test in accordance with the provisions of this Agreement.

10.2	Limitation of Liability

To the fullest extent permitted by law, the Cover Pool Monitor will not be liable or responsible to any other party hereto for any loss, cost, damage or expense which results from the fraud of any other party or a breach by any of the other parties hereto of any provision of the Transaction Documents and the Guarantor agrees (subject to the Priorities of Payments) to indemnify the Cover Pool Monitor for any liability (including all liabilities in respect of all proceedings, claims, demands, losses, damages, costs and expenses relating to the same) which becomes payable or which is incurred by the Cover Pool Monitor in respect of a breach by any of the other parties hereto of any provision of the Transaction Documents.

10.3	Claims

The Cover Pool Monitor agrees that any and all claims that it may have under or pursuant to this Agreement (including, without limitation, by exercising any rights of set-off) (other than any amounts which are due under Article 6 (Fees) above) may be made solely against the Guarantor under the terms of Section 10.2 (Limitation of Liability) above and may not be made against any other Person including without limitation any of the other parties hereto or any parent, Subsidiary, Affiliate or holding company of the Issuer.

10.4	Bad Faith, Wilful Misconduct, Gross Negligence or Reckless Disregard

The Cover Pool Monitor will not be liable to any other party hereto for any loss, liability, claim, expense or damage suffered by them or any one of them as a result of the proper performance of the duties of the Cover Pool Monitor hereunder save to the extent that any loss, liability, claim, expense or damage is suffered or incurred as a result of any bad faith, wilful misconduct, gross negligence or reckless disregard of the Cover Pool Monitor or as a result of a breach by the Cover Pool Monitor of the terms and provisions of this Agreement in relation to such functions.

10.5	Sole Responsibility of the Cover Pool Monitor

The performance of the services of the Cover Pool Monitor is the responsibility of the Cover Pool Monitor alone. Neither the Guarantor nor the Bond Trustee will bring any claim against any Person other than the Cover Pool Monitor in respect of loss or damage suffered by the Guarantor or the Bond Trustee arising out of or in connection with the performance by the Cover Pool Monitor of its obligations under this Agreement. This restriction will not operate to exclude or limit the liability of the Cover Pool Monitor for the acts and omissions of any of its officers, employees, attorneys or agents.

10.6	Other

Any clauses in this Agreement which operate or which may operate to exclude or limit the liability of the Cover Pool Monitor or any other person in any respects will not operate to exclude or limit any liability which cannot lawfully be excluded or limited. The Cover Pool Monitor will not be liable for any losses arising out of the use by the Recipients of any Annual Cover Pool Monitor Report for a purpose other than the purposes of the Program.

ARTICLE 11

FURTHER PROVISIONS

11.1	Rights

The respective rights of the parties under this Agreement are cumulative, and may be exercised as often as they consider appropriate and are in addition to their respective rights under the general law. The respective rights of each of the parties hereto in relation to this Agreement (whether arising under this Agreement or under the general law) will not be capable of being waived or restated otherwise than by an express waiver or variation in writing. In particular, any failure to exercise or any delay in exercising of any such rights will not operate as a waiver or variation of that or any other such right; any defective or partial exercise of any of such rights will not preclude any other or further exercise of that or any other such right. No act or course of conduct or negotiation on their part or on their behalf will in any way preclude them from exercising any such right or constitute a suspension or any variation of any such right.

11.2	Invalidity, Illegality and Unenforceability

If any of the provisions of this Agreement become invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, each party hereto hereby waives any provision of law (where permitted by law) which renders any provision of this Agreement prohibited or unenforceable in any respect.

11.3	Insolvency of the Issuer

On and following the occurrence of an Insolvency Event in respect of the Issuer, (a) the Cover Pool Monitor will continue to act as Cover Pool Monitor for the Guarantor, (b) any subsequent engagement of a Cover Pool Monitor will be made by the Guarantor (and related fees will be paid by the Guarantor or the Bond Trustee), and (c) all references to the Issuer in the provisions of this Agreement which correspond to the relevant provisions of Chapter 7 of the CMHC Guide will be construed as references to the Guarantor.

ARTICLE 12

NOTICES

12.1	General

Any notices to be given pursuant to this Agreement to any of the parties hereto will be in writing and will be sufficiently served if sent by prepaid first class mail, by hand, electronically or facsimile transmission and will be deemed to be given (if by facsimile transmission) when dispatched, (in the case of e-mail) upon confirmation of receipt, (if delivered by hand) on the day of delivery if delivered before 5:00 p.m. (Eastern time) on a Canadian Business Day or on the next Canadian Business Day if delivered thereafter or on a day which is not a Canadian Business Day or (if by first class mail) when it would be received in the ordinary course of the post and will be sent:

(a)

in the case of the Cash Manager, to Bank of Montreal, 18th Floor, 1 First Canadian Place, 100 King Street West, Toronto, ON M5X 1A1 (facsimile number 416-867-4166) for the attention of Senior Manager, Corporate Funding;

(b)

in the case of the Guarantor, to BMO Covered Bond Guarantor Limited Partnership, c/o Bank of Montreal, 18th Floor, 1 First Canadian Place, 100 King Street West, Toronto, ON M5X 1A1 (facsimile number 416-867-4166) for the attention of Senior Manager, Securitization Finance and Operations;

(c)	in the case of the Cover Pool Monitor, to KPMG LLP, Suite 3300, Commerce Court West, 199 Bay Street, Toronto, ON M5L 1B2, (facsimile number 416-777-8818) for the attention of Steve Watts;

(d)

in the case of the Issuer, to Bank of Montreal, 18th Floor, 1 First Canadian Place, 100 King Street West, Toronto, ON M5X 1A1 (facsimile number 416-867-7193) for the attention of Senior Manager, Corporate Funding; and

(e)

in the case of the Bond Trustee, to Computershare Trust Company of Canada, 100 University Avenue, 11th Floor, Toronto, ON M5J 2Y1, (facsimile number 416-981-9777) for the attention of Manager, Corporate Trust.

12.2	Change in Address

Any party may change its address for notice, or facsimile contact information for service from time to time by notice given in accordance with this Article 12 and any subsequent notice will be sent to such party at its changed address, or facsimile contact information, as applicable.

ARTICLE 13

COUNTERPARTS

13.1	Counterparts

This Agreement may be executed in any number of counterparts (manually, electronically or by facsimile or in pdf format) and by different parties hereto in separate counterparts, each of which when so executed will be deemed to be an original and all of which when taken together will constitute one and the same instrument.

ARTICLE 14

THE BOND TRUSTEE

14.1	Change of Bond Trustee

If there is any change in the identity of the Bond Trustee or an additional Bond Trustee is appointed in accordance with the Security Agreement, the parties to this Agreement will execute such documents and take such action as the successor Bond Trustee and the outgoing Bond Trustee may reasonably require for the purpose of vesting in the successor Bond Trustee the rights and obligations of the outgoing Bond Trustee under this Agreement and under the Security Agreement and releasing the outgoing Bond Trustee from any future obligations under this Agreement. Notice thereof will be given to the Rating Agencies while any of the Covered Bonds remain outstanding.

14.2	Limitation of Liability of Bond Trustee

It is hereby acknowledged and agreed that by its execution of this Agreement, the Bond Trustee will not assume or have any obligations or liabilities to the other parties to this Agreement notwithstanding any provision herein and that the Bond Trustee has agreed to become a party to this Agreement for the purpose only of taking the benefit of this Agreement and agreeing to amendments to this Agreement pursuant to Article 16 (Amendments, Modification, Variation or Waiver). For the avoidance of doubt, the parties to this Agreement acknowledge that the rights and powers of the Bond Trustee are governed by the Security Agreement. Any liberty or right which may be exercised or determination which may be made under this Agreement by the Bond Trustee may be exercised or made in the Bond Trustee’s absolute discretion, without any obligation to give reasons therefor, and the Bond Trustee will not be responsible for any liability occasioned by so acting, except if acting in breach of the standard of care set out in Section 11.1 (Standard of Care) of the Security Agreement.

ARTICLE 15

LIMITATION OF LIABILITY

15.1	Limitation of Liability

BMO Covered Bond Guarantor Limited Partnership is a limited partnership formed under the Limited Partnerships Act (Ontario), a limited partner of which is, except as expressly required by law, only liable for any of its liabilities or any of its losses to the extent of the amount that the limited partner has contributed or agreed to contribute to its capital.

ARTICLE 16

AMENDMENTS, MODIFICATION, VARIATION OR WAIVER

16.1	Amendments, Modification, Variation or Waiver

(a)

Subject to the terms of the Security Agreement, any amendments to this Agreement will be made only with the prior written consent of each party to this Agreement. No waiver of this Agreement shall be effective unless it is in writing and signed by (or by some person duly authorized by) each of the parties. No single or partial exercise of, or failure or delay in exercising, any right under this Agreement shall constitute a waiver or preclude any other or further exercise of that or any other right.

(b)

Each proposed amendment, variation or waiver of rights under this Agreement that is considered by the Guarantor to be a material amendment, variation or waiver, shall be subject to satisfaction of the Rating Agency Condition. The Guarantor shall deliver notice to the Rating Agencies from time to time of any amendment, variations or waivers which does not require satisfaction of the Rating Agency Condition, provided that failure to deliver such notice shall not constitute a breach of the obligations of the Guarantor under this Agreement.

(c)

The Guarantor (or the Cash Manager on its behalf) will deliver notice to CMHC from time to time of any amendment, restatement or waiver with respect to which notice to CMHC is required by the CMHC Guide, provided that failure to deliver such notice will not constitute a breach of the obligations of the Guarantor under this Agreement.

16.2	Non-Petition

Each of the Cover Pool Monitor and the Cash Manager agrees that it will not institute against, or join any other Person or entity in instituting against, or with respect to, the Guarantor, or any general partner of the Guarantor, any bankruptcy, reorganisation, arrangement, insolvency or liquidation proceeding under any federal, provincial or foreign bankruptcy, insolvency or similar law, for one year and one day after all Covered Bonds have been repaid in full. The foregoing provision will survive the termination of this Agreement by any of the parties.

ARTICLE 17

EXCLUSION OF THIRD PARTY RIGHTS

17.1	Exclusion of Third Party Rights

The parties to this Agreement do not intend that any term of this Agreement should be enforced by any Person who is not a party to this Agreement but without prejudice to the rights of the Bond Trustee as assignee under the Security Agreement.

ARTICLE 18

AGENCY

18.1	Agency

The Cover Pool Monitor agrees and confirms that, unless otherwise notified by the Guarantor or the Bond Trustee in accordance with the terms of this Agreement, the Cash Manager, as agent of the Guarantor, may act on behalf of the Guarantor under this Agreement.

ARTICLE 19

CONTINUING PROVISIONS

19.1	Continuing Provisions

Sections 5.2 (Resignation Costs), 5.4 (Removal Costs), 5.6 (Co-Operation) and 16.2 (Non-Petition) as well as Article 6 (Fees), Article 8 (Confidentiality), Article 10 (Liability), Article 11 (Further Provisions), Article 17 (Exclusion of Third Party Rights), Article 20 (Entire Agreement) and Article 22 (Governing Law) of this Agreement will survive the expiry or termination of this Agreement.

ARTICLE 20

ENTIRE AGREEMENT

20.1	Entire Agreement

This Agreement contains the entire agreement between the parties hereto in relation to the services to be performed hereunder and supersedes any prior agreements, understandings, arrangements, statements or representations relating to such services. Nothing in this Article or Agreement will operate to limit or exclude any liability for fraud.

ARTICLE 21

FURTHER ASSURANCE

21.1	Further Assurance

From time to time, each party will do and perform any acts and execute any further instruments which may be required or which may be reasonably requested by any other party to more fully give effect to the purpose of this Agreement.

ARTICLE 22

GOVERNING LAW

22.1	Governing Law

This Agreement will be governed by, and construed in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable therein.

22.2	Submission to Jurisdiction

Each party to this Agreement hereby irrevocably submits to the non-exclusive jurisdiction of the courts of the Province of Ontario in any action or proceeding arising out of or relating to this Agreement.

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IN WITNESS WHEREOF the parties hereto have executed this Agreement on the day and year first before written.

BMO COVERED BOND GUARANTOR LIMITED PARTNERSHIP, by its managing general partner, BMO COVERED BOND GP, INC.

By:	/s/ Chris Hughes
Name: Chris Hughes Title: President and Secretary

BANK OF MONTREAL, in its capacity as Issuer and Cash Manager

By:	/s/ Cathy Cranston
Name: Cathy Cranston Title: Senior Vice President, Finance & Treasurer

KPMG LLP, as Cover Pool Monitor

By:	/s/ Steven Watts
Name: Steven Watts Title: Partner, KPMG LLP

COMPUTERSHARE TRUST COMPANY OF CANADA, as Bond Trustee

By:	/s/ Sean Pigott
Name: Sean Pigott Title: Corporate Trust Officer

By:	/s/ Stanley Kwan
Name: Stanley Kwan Title: Associate Trust Officer

SCHEDULE 1

CERTAIN SPECIFIED PROCEDURES

Eligible Loans
Procedure Reference	Category	Specific Procedures
1.	Name

Agree the borrower(s)’ first name (or initials) and surname with the following:

(i) Certificate of Title (COT) or Report on Title (ROT), and

(ii) Registered Mortgage document (or, if not on file, either the mortgage loan agreement or the mortgage application form)

2.	Address

Inspect that the property address confirmed to be in Canada and agree on the following (allowing for common abbreviations but with no exception for spelling):

(i) Certificate of Title (COT) or Report on Title (ROT), and

(ii) Valuation report, where commissioned

3.	Loan/Account number	Agree the loan/account number with the primary system of record

4.	Term	Agree the latest agreed term of the loan with the latest mortgage offer or account statement (or agree it is a HELOC)

5.	Interest rate	Agree the interest rate (or spread to index), interest rate type, interest rate index and interest rate with the most current loan document or account statement

6.	Amortization	Agree the remaining amortization as reported with the remaining amortization on the mortgage administration system as of cut-off date (or agree it is a HELOC)

7.	Amount advanced	Agree the total amount advanced to the latest offer/loan documents

8.	Mortgage balance	Agree the mortgage balance (and the limit in the case of a HELOC) on the mortgage administration extraction file with the balance on the mortgage loan processing system at the cut-off date

9.	Maturity date	Agree the maturity date of each mortgage on the primary system of record with the latest offer document or account statement, and that it is within a 30 day range (or agree it is a HELOC)

10.	Valuation amount

Agree the valuation amount in the extraction file is less than or equal to the amount from the latest valuation, based on the underwriting policy of the registered issuer or its Affiliate (if it is the regulated lender) that was valid at the valuation date

11.	Valuation date	Agree the valuation date in the extraction file with the date on the latest valuation report and check whether it is within one year of the completion date

12.	Currency of Loan	Inspect that the loan is not specified as denominated in a currency other than Canadian dollars in the mortgage loan documents

13.	Loan characteristics	Agree the loan characteristics (e.g. fixed, variable) with the latest offer or supporting documentation (including the account statement)

14.	Repayment type	Agree the repayment type (amortizing/ interest only etc.) with supporting documents (which can include mortgage loan offer document or system record)

15.	Property tenure and type	Agree the property tenure (freehold, condominium or other) with the valuation report, land registry records or report on title

16.	Flag	Inspect that the mortgage loan in the primary system of record (or primary medium where loans are being flagged) has a flag to indicate it is used solely for the purpose of the covered bond pool

17.	Credit Bureau Score	Agree the credit score with the score information reflected on the issuer’s records for updated credit scores

18.	Employment & Income Verification

Agree the borrower’s employment income in the application form to underlying evidence of income (such as payslips or tax returns) where income verification is carried out. Where evidence of income is unavailable, this will be considered a material negative finding unless, at the time of origination of the loan, the policies and guidelines of the Issuer or its Affiliate (if it is the regulated lender) did not require the retention of such records and disclosure has been made to investors of their absence in each public offering document or, in the case of a private placement, offering memorandum or similar disclosure document prepared in connection with the issuance of a Series or Tranche of Covered Bonds under the Program

19.	Title	Inspect that there is evidence of title or title insurance

20.	Property Insurance

Inspect that there is evidence of property insurance if required under the terms of the mortgage. Where evidence of property insurance is unavailable, this will be considered a material negative finding unless (a) at the time of origination of the loan, the policies and guidelines of the Issuer or its Affiliate (if it is the regulated lender) did not require the retention of such records and (b) disclosure has been made to investors in each public offering document or, in the case of a private placement, offering memorandum or similar disclosure document prepared in connection with the issuance of a series or tranche of covered bonds under the Program following its registration of (i) the absence of evidence of property insurance and (ii) the Issuer’s or its Affiliate’s acknowledgement of self-insurance against the risk represented by a borrower’s failure to obtain property insurance where incapable of verification

Substitution Assets
21.	CUSIP	Agree the CUSIP recorded with the primary system of record

22.	Maturity Date	Agree the maturity date recorded with the primary system of record

23.	Face Value	Agree the face value recorded with the primary system of record

24.	Coupon	Agree the coupon recorded with the primary system of record

SCHEDULE 2

VALUATION CALCULATION

The “Valuation Calculation” is equal to the VC Asset Value (as defined below) minus the Canadian Dollar Equivalent of the Trading Value of the aggregate Principal Amount Outstanding of the Covered Bonds as calculated on the relevant Calculation Date. For greater certainty, references in this Schedule to “immediately preceding Calculation Date” and “previous Calculation Date” are to the Calculation Period ending on the Calculation Date.

For the purposes of the Valuation Calculation, the “VC Asset Value” means the amount calculated as at each Calculation Date as follows:

A+B+C+D+E+F

where,

A        =        the aggregate “LTV Adjusted Loan Present Value” of (i) each Loan that is a Performing Eligible Loan, which shall be the lower of (1) the Present Value of the relevant Loan on such Calculation Date, and (2) 80% multiplied by the Latest Valuation relating to that Loan, and (ii) each Loan that is not a Performing Eligible Loan, which shall be equal to zero minus

the aggregate sum of the following deemed reductions to the aggregate LTV Adjusted Loan Present Value of the Performing Eligible Loans in the Portfolio if any of the following occurred during the previous Calculation Period:

(1) a Loan or its Related Security was, in the immediately preceding Calculation Period, in breach of the Loan Representations and Warranties contained in the Mortgage Sale Agreement or subject to any other obligation of the Seller to repurchase the relevant Loan and its Related Security, and in each case the applicable Seller has not repurchased the Loan or Loans of the relevant Borrower and its or their Related Security to the extent required by the terms of the Mortgage Sale Agreement. In this event, the aggregate LTV Adjusted Loan Present Value of the Loans in the Portfolio on such Calculation Date will be deemed to be reduced by an amount equal to the LTV Adjusted Loan Present Value of the relevant Loan or Loans on such Calculation Date of the relevant Borrower; and/or

(2) a Seller, in any preceding Calculation Period, was in breach of any other material warranty under the Mortgage Sale Agreement and/or the Servicer was, in any preceding Calculation Period, in breach of a material term of the Servicing Agreement. In this event, the aggregate LTV Adjusted Loan Present Value of the Loans in the Portfolio on such Calculation Date will be deemed to be reduced by an amount equal to the resulting financial loss incurred by the Partnership in the immediately preceding Calculation Period (such financial loss to be calculated by the Cash Manager without double counting and to be reduced by any amount paid (in cash or in kind) to the Partnership by the applicable Seller to indemnify the Partnership for such financial loss);

B        =        the aggregate amount of any Principal Receipts on the Loans and their Related Security up to such Calculation Date (as recorded in the Principal Ledger) which have not been applied as at such Calculation Date to acquire further Loans and their Related Security or otherwise applied in accordance with Article 6 (Priorities of Payments) of the Guarantor Agreement and/or the other Transaction Documents;

C        =        the aggregate amount of (i) any Cash Capital Contributions made by the Partners (as recorded in the Capital Account Ledger for each Partner of the Partnership), (ii) proceeds advanced under the Intercompany Loan Agreement or (iii) proceeds from any sale of Selected Loans which, in each case, have not been applied as at such Calculation Date to acquire further Loans and their Related Security or otherwise applied in accordance with Article 6 (Priorities of Payments) and/or the other Transaction Documents;

D        =        the Trading Value of any Substitution Assets;

E        =        the balance, if any, of the Reserve Fund and the Pre-Maturity Liquidity Ledger; and

F        =        the Trading Value of the Swap Collateral.